Exhibit 23.1

CONSENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

American Technology Corporation

San Diego, California

We hereby consent to the incorporation by reference of our audit reports dated December 4, 2008, relating to (i) the consolidated financial statements of American Technology Corporation (the “Company”) as of and for the years ended September 30, 2008 and 2007 and (ii) the effectiveness of the Company’s internal control over financial reporting, included in its Annual Report on Form 10-K for the year ended September 30, 2008 filed with the Securities and Exchange Commission on December 4, 2008, and to the reference to our firm under the caption “Experts” in post-effective amendment No. 2 (on Form S-3) of the Company’s Form S-1 Registration Statement (File No. 333-137289) and related Prospectus for the registration of up to 5,882,937 shares of its common stock.

/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP

San Diego, California

March 13, 2009